Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. DECLARES DIVIDEND

ATLANTA, GEORGIA, July 24, 2007: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), at a meeting of the Board of Directors today, declared a regular quarterly cash dividend on its common stock of $0.075 per share payable September 10, 2007 to stockholders of record at the close of business August 10, 2007.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Central America, and the Middle East from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.